Exhibit (g)(1)

INVESTMENT MANAGEMENT AGREEMENT

This Agreement is made by and between Hartford Funds Management Company, LLC, a Delaware limited liability company (the “Adviser”), and the Hartford Schroders Opportunistic Income Fund, a Delaware statutory trust (the “Fund”), on its own behalf.

WHEREAS, the Adviser has agreed to furnish investment advisory, management and administrative services to the Fund, a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund and the Adviser wish to enter into this Agreement setting forth the investment advisory, management and administrative services to be performed by the Adviser for the Fund and the terms and conditions under which such services will be performed; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Adviser is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the parties hereto agree as follows:

1.           General Provision

The Fund hereby employs the Adviser and the Adviser hereby undertakes to act as the investment manager of the Fund and to perform for the Fund such other duties and functions as are hereinafter set forth and such other duties as may be necessary or appropriate in connection with its services as investment manager. The Adviser shall, in all matters, give to the Fund and its Board of Trustees the benefit of its best judgment, effort, advice and recommendations and shall at all times conform to, and use its best efforts to enable the Fund to conform to (i) the provisions of the 1940 Act and any rules or regulations thereunder; (ii) any other applicable provisions of state or federal law; (iii) the provisions of the Amended and Restated Declaration of Trust and By-Laws of the Fund as amended from time to time; (iv) the policies and determinations of the Board of Trustees of the Fund; (v) the fundamental policies and investment restrictions of the Fund as reflected in the Fund’s registration statement under the 1940 Act or as such policies may, from time to time, be amended by the Fund’s shareholders; (vi) the Prospectus and Statement of Additional Information of the Fund in effect from time to time; and (vii) any exemptive relief granted by the U.S. Securities and Exchange Commission (“SEC”). The appropriate officers and employees of the Adviser shall be available upon reasonable notice for consultation with any of the Trustees and officers of the Fund with respect to any matters dealing with the business and affairs of the Fund including the valuation of any securities.

2.           Investment Management Services

In its capacity as investment manager to the Fund, the Adviser shall have the following duties:

(a)                Subject to the direction and control by the Fund’s Board of Trustees, the Adviser shall regularly provide, or shall cause to be provided, the Fund with investment research, advice and supervision and will furnish continuously an investment program for the Fund consistent with the investment objectives and policies of the Fund, including but not limited to:

1.           Providing and, as necessary, re-evaluating and updating the investment objectives and parameters, asset classes, and risk profile of the Fund;

2.           Determining, from time to time and subject to the provisions of Section 4 hereof, what securities and other financial instruments shall be purchased for the Fund, what securities or other financial instruments shall be held or sold by the Fund, and what portion of the Fund’s assets shall be held uninvested, subject always to the provisions of the Fund’s Amended and Restated Declaration of Trust and By-Laws and of the 1940 Act, and to the investment objectives, policies and restrictions of the Fund, each as shall be from time to time in effect, and subject, further, to such policies and restrictions as the Fund’s Board of Trustees may from time to time establish.

3.           Monitoring the Fund’s performance and examining and recommending ways to improve the performance of the Fund, including by scrutinizing security selection, style focus, sector concentration, market cap preference, and prevailing market conditions;

4.           Monitoring subadvisers to confirm their compliance with the Fund’s investment strategies and policies, for any changes that may impact the Fund or the subadvisers’ operations or overall business continuity, for their adherence to legal and compliance procedures, for any litigation enforcement or regulatory matters relating to the subadvisers, and with respect to the subadvisers’ brokerage practices and trading quality;

5.           Conducting periodic on-site due diligence meetings as well as other meetings with subadvisers;

6.           Researching, selecting, and making recommendations to replace subadvisers or portfolio managers, and assisting in managing the transition process when subadvisers or portfolio managers are appointed, terminated, or replaced.

(b)                The Adviser shall provide, or shall cause to be provided, such economic and statistical data relating to the Fund and such information concerning important economic, political and other developments as the Adviser shall deem appropriate or as shall be requested by the Fund’s Board of Trustees.

(c)                The Adviser shall advise and assist the officers of the Fund in taking such steps as are necessary or appropriate to carry out the decisions of the Fund’s Board of Trustees and the appropriate committees of the Board regarding the conduct of the business of the Fund insofar as it relates to the Fund

3.           Administrative and Management Services

(a)                In addition to the performance of investment advisory services and subject to the supervision of the Fund’s Board of Trustees, the Adviser shall regularly provide, or shall cause to be provided, such administrative and management services

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as may from time to time be requested by the Fund as necessary for the operation of the Fund including, but not limited to:

1.            assisting in the supervision of all aspects of the Fund’s operation, including the supervision and coordination of all matters relating to the functions of the custodian, transfer agent or other shareholder servicing agents (if any), accountants, attorneys and other parties performing services or operational functions for the Fund, including serving as the liaison between such service providers and the Fund’s Board of Trustees;

2.           drafting and negotiating all aspects of agreements and amendments with the custodian, transfer agent or other shareholder servicing agents (if any) for the Fund;

3.            providing the Fund with the services of persons, who may be the Adviser’s officers or employees, competent to serve as officers of the Fund and to perform such administrative and clerical functions as are necessary in order to provide effective administration for the Fund, including the preparation and maintenance of required reports, books and records of the Fund;

4.            providing the Fund with adequate office space, facilities, equipment, personnel and related services for the effective administration of the affairs of the Fund as contemplated in this Agreement;

5.            preparation and production of meeting materials for the Fund’s Board of Trustees, as well as such other materials as the Board of Trustees may from time to time reasonably request, including in connection with the Board’s annual review of the Fund’s investment management agreement, the subadvisory agreements, and related agreements;

6.            coordinating and overseeing the preparation and filing with the SEC of registration statements, notices, shareholder reports, proxy statements and other material for the Fund required to be filed under applicable law;

7.           developing and implementing compliance programs for the Fund, developing and implementing procedures for monitoring compliance with the Fund’s investment objectives, policies and guidelines and with applicable regulatory requirements, and preparing reports to the Board concerning compliance matters;

8.           providing day-to-day legal and regulatory support for the Fund in connection with the administration of the affairs of the Fund, including but not limited to providing advice on legal, compliance, regulatory and operational issues, advice relating to litigation involving the Fund and/or its trustees or officers, and procuring legal services for the Fund and supervising the work of outside legal counsel;

9.           assisting the Fund in the handling of regulatory examinations and working with the Fund’s legal counsel in response to non-routine regulatory matters;

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10.         making reports to the Board of the Adviser’s performance of its obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as the Adviser shall determine to be desirable;

11.         preparing Board materials and Board reports generally and provide such other information or assistance to the Board as may be necessary from time to time;

12.         maintaining and preserving or overseeing the maintenance and preservation of, as applicable, the records specified in the Fund agreements not maintained by other Fund service providers and any other records related to the Fund’s transactions as are required under any applicable state or federal securities;

13.         preparing such information and reports as may be required by any banks from which the Fund borrows funds;

14.         performing due diligence on third-party service providers and negotiating service agreements with those third-parties; and

15.         providing such other services as the parties hereto may agree upon from time to time for the efficient operation of the Fund.

4.           Sub-Advisers and Sub-Contractors

The Adviser, upon approval of the Board of Trustees, may engage one or more investment advisers that are registered as such under the Investment Advisers Act of 1940, as amended, to act as sub-adviser and provide certain services set forth in Section 2 hereof with respect to the Fund, all as shall be subject to approval in accordance with the requirements of the 1940 Act and as such requirements may be modified by rule, regulation or order of the SEC. Each sub-adviser shall perform its duties subject to the direction and control of the Adviser. Subject to the discretion and control of the Fund’s Board of Trustees, the Adviser will monitor, supervise and oversee each sub-adviser’s management of the Fund’s investment operations in accordance with the investment objectives and related investment policies of the Fund, as set forth in the Fund’s registration statement with the SEC, and review and report to the Board of Trustees periodically on the performance of each sub-adviser and recommend action as appropriate. In addition, the Adviser may engage other parties to assist it with any of the administrative and management services set forth in Section 3 above.

5.           Brokerage Transactions

In connection with the purchases or sales of portfolio securities or other financial instruments for the account of the Fund, neither the Adviser, nor any of its partners, trustees, officers or employees nor any sub-adviser engaged by the Adviser pursuant to Section 4 hereof will act as principal or agent or receive any commission. The Adviser, a sub-adviser engaged by the Adviser, or the agent of the Adviser or a sub-adviser, shall arrange for the placing of all orders for the purchase and sale of portfolio securities and other financial instruments for the Fund’s account with brokers or dealers selected by the Adviser or a sub-adviser, as applicable. In the selection of such brokers or dealers and the placing of such orders, the Adviser or a sub-adviser, as applicable, will use its best efforts to obtain the most favorable execution and net security price available for the Fund. It is understood that it is desirable for the Fund that the Adviser or sub-adviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. It is also understood that the services provided by such brokers may be useful

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to the Adviser or sub-adviser in connection with Adviser’s or sub-adviser’s services to other clients. Subject to and in accordance with any directions that the Fund’s Board of Trustees may issue from time to time the Adviser or a sub-adviser, as applicable, may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser or the sub-adviser, as applicable, determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s or the sub-adviser’s overall responsibilities with respect to the Fund and other advisory clients. The Adviser’s services to the Fund pursuant to this Investment Management Agreement are not deemed to be exclusive and it is understood that the Adviser may render investment advice, management and other services to others.

6.           Allocation of Charges and Expenses

The Adviser will pay all costs incurred by the Adviser in connection with the performance of its duties under Section 2 of this Investment Management Agreement. The Adviser will not be required to bear any expenses of the Fund other than those specifically allocated to the Adviser in this Section 6. In particular, but without limiting the generality of the foregoing, the Adviser will not be required to pay expenses related to: (i) interest and taxes; (ii) brokerage commissions; (iii) premiums for fidelity and other insurance coverage requisite to the Fund’s operations; (iv) the fees and expenses of its non-interested trustees; (v) legal, audit and fund accounting expenses; (vi) custodian and transfer agent fees and expenses; (vii) expenses incident to the repurchase of its shares; (viii) fees and expenses related to the registration under federal and state securities laws of shares of the Fund for public sale; (ix) expenses of printing and mailing prospectuses, reports, notices and proxy material to shareholders of the Fund; (x) all other expenses incidental to holding meetings of the Fund’s shareholders; and (xi) such extraordinary non-recurring expenses as may arise, including litigation affecting the Fund and any obligation which the Fund may have to indemnify its officers and Trustees with respect thereto. Any officer or employee of the Adviser or of any entity controlling, controlled by or under common control with the Adviser, who may also serve as officers, trustees or employees of the Fund shall not receive any compensation from the Fund for their services, with the exception of the chief compliance officer of the Fund, who may be compensated by the Fund for services provided to the Fund.

7.           Compensation of the Adviser

For all services to be rendered, the Fund shall pay to the Adviser as promptly as possible after the last day of each month during the term of this Agreement, a fee accrued daily and paid monthly, as set forth in Schedule A to this Agreement, as it may be amended from time to time:

The Adviser, or an affiliate of the Adviser, may agree to subsidize the Fund to any level that the Adviser, or any such affiliate, may specify. Any such undertaking may be modified or discontinued at any time except to the extent the Adviser explicitly agrees to maintain such undertaking for a specified period.

If it is necessary to calculate the fee for a period of time that is less than a month, then the fee shall be (i) calculated at the annual rates provided in Schedule A but prorated for the number of days elapsed in the month in question as a percentage of the total number of days in such month, (ii) based upon the average of the Fund’s daily net asset value for the period in question, and (iii) paid within a reasonable time after the close of such period. The “daily net asset value” of the Fund shall be determined on the basis set forth in the Fund’s prospectus(es) or otherwise consistent with the 1940 Act and the regulations promulgated thereunder.

8.           Liability of the Adviser

(a)                 The Adviser shall not be liable for any loss or losses sustained by reason of any investment including the purchase, holding or sale of any security, or with respect to the

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administration of the Fund, as long as the Adviser shall have acted in good faith and with due care; provided, however, that no provision in this Agreement shall be deemed to protect the Adviser against any liability to the Fund or its shareholders by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(b)                 The rights of exculpation and indemnification are not to be construed so as to provide for exculpation or indemnification provided under 8(a) of any person for any liability (including liability under U.S. federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that exculpation or indemnification would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this section to the maximum extent permitted by applicable law.

9.          Duration of Agreement

(a)                 This Agreement shall be effective with respect to the Fund as of September 30, 2019, and shall continue through the period ending two years from such date. This Agreement, unless sooner terminated in accordance with 9(b) below, shall continue in effect from year to year thereafter provided that its continuance is specifically approved at least annually (1) by a vote of a majority of the members of the Board of Trustees of the Fund or by a vote of a majority of the outstanding voting securities of the Fund, and (2) in either event, by the vote of a majority of the members of the Fund’s Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on this Agreement.

(b)                This Agreement (1) may be terminated at any time without the payment of any penalty either by a vote of a majority of the members of the Board of Trustees of the Fund or by a vote of a majority of the Fund’s outstanding voting securities, on sixty days’ prior written notice to the Adviser; (2) shall immediately terminate in the event of its assignment and (3) may be terminated by the Adviser on sixty days’ prior written notice to the Fund, but such termination will not be effective until the Fund shall have contracted with one or more persons to serve as a successor investment adviser for the Fund and such person(s) shall have assumed such position.

(c)                 As used in this Agreement, the terms “assignment”, “interested person” and “vote of majority of the Fund’s outstanding voting securities” shall have the meanings set forth for such terms in the 1940 Act, as amended.

(d)                Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party to this Agreement to whom such notice is to be given at such party’s current address.

10.         Other Activities

Nothing in this Agreement shall limit or restrict the right of any trustee, officer, or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind to any other corporation, firm individual or association.

11.        Invalid Provisions

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If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

12.         Governing Law

To the extent that federal securities laws do not apply, this Agreement and all performance hereunder shall be governed by the laws of the State of New York, which apply to contracts made and to be performed in the State of New York. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

13.         Amendments

No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge, or termination is sought, and no amendment of this Agreement will be effective until approved in a manner consistent with the 1940 Act and rules and regulations under the 1940 Act and any applicable SEC exemptive order from such rules and regulations. Any such instrument signed by the Fund must be (a) approved by the vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trustees of the Fund, or by the vote of a majority of the outstanding voting securities of the Fund. The amendment of Schedule A to this Agreement for the sole purpose of making non-material changes to the information included in the Schedule shall not be deemed an amendment of this Agreement.

14.         No Third Party Beneficiaries

This Agreement is not intended and shall not convey any rights, privileges, claims or remedies to any person other than a party to this Agreement and its respective successors and permitted assigns.

15.         Entire Agreement

This Agreement, including the schedule hereto, constitutes the entire understanding between the parties pertaining to the subject matter hereof and supersedes any prior agreement between the parties on this subject matter.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of September 30, 2019.

Hartford Funds Management Company, LLC

/s/ Gregory A. Frost
By: Gregory A. Frost Title: Chief Financial Officer

Hartford Schroders Opportunistic Income Fund

/s/ Thomas R. Phillips
By: Thomas R. Phillips Title: Vice President and Secretary

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Schedule A

Fees

This Schedule A to that certain Investment Management Agreement by and between Hartford Funds Management Company, LLC, The Hartford Mutual Funds, Inc. and The Harford Mutual Funds II, Inc. dated September 30, 2019, is effective as of September 30, 2019.

Hartford Schroders Opportunistic Income Fund

Average Daily Net Assets	Annual Rate
First $1 billion	1.1500%
Amount Over $1 billion	1.1000%